Exhibit 19.1
EXLSERVICE HOLDINGS, INC.
SECURITIES TRADING POLICY

I.    Purpose

To describe the standards concerning the handling of non-public information relating to ExlService Holdings, Inc. and its subsidiaries (the “Company”) and the buying and selling of securities of the Company.

II.    Persons Affected and Prohibited Transactions

This Securities Trading Policy (the “Policy”) applies to directors, executive officers1, other officers and employees of the Company. Please note that the general prohibitions apply to all directors, officers and employees of the Company, while the restrictions set forth in Part IV (Blackout Periods) and Part V (Pre-Clearance of Securities Trades) apply only to directors, executive officers and certain designated officers and employees; and the restrictions described in Part VII (Additional Reporting Requirements) apply only to directors, executive officers and certain other officers of the Company. If you are unsure whether you are subject to the restrictions set forth in Parts IV, V or VII, please contact the Company’s General Counsel or his or her designee.

The same restrictions described in this Policy also apply to your spouse, minor children and anyone else living in your household, partnerships in which you are a general partner, trusts of which you are a trustee, estates of which you are an executor and investment funds or other similar vehicles with which you are affiliated (each a “Related Party” and collectively, the “Related Parties”).

For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include purchases or sales of Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company, gifts of Company securities, loans of Company securities, hedging transactions involving Company securities, contributions of Company securities to a trust, sales of Company stock acquired upon the exercise of stock options, broker-assisted cashless exercise of stock options, market sales to raise cash to fund the exercise of stock options and trades in Company stock made under an employee benefit plan, such as a 401(k) plan.

III.    Policy Statement

If a director, officer or employee has material nonpublic information (as further described below) relating to the Company, it is our policy that such person and any Related Party of that person:

•may not effect transactions in securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as described in Part VI below) or engage in any other action to take advantage of that information, or
•may not pass that information on to any person outside the Company or suggest or otherwise recommend that any such person outside the Company effect a transaction in securities of the Company or engage in any other action to take advantage of that information.

This Policy will continue to apply after termination of employment to the extent that a former director, officer or other employee is in possession of material nonpublic information at the time of termination. In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.

This Policy also applies to information, obtained in the course of employment with, or by serving as a director of, the Company, that relates to any other company, including, but not limited to:

•    our clients or suppliers,
•    any entity with which we may be negotiating a major transaction or business combination, or
•    any entity as to which we have an indirect or direct control relationship or a designee on the board of directors.

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1 Executive officers for purposes of this Policy are those persons listed as such in the Company’s public filings with the SEC.

No director, officer or employee may effect transactions in the securities of any such other company while in possession of material nonpublic information concerning such company that was obtained in the course of employment with the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in securities of the Company. In short, any information that could reasonably affect the price of such securities. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:

•    projections of future earnings or losses, or other guidance concerning earnings;
•    the fact that earnings are inconsistent with consensus expectations;
•    a pending or proposed merger, joint venture, acquisition or tender offer;
•    a significant sale of assets or the disposition of a subsidiary or business unit;
•    changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•    changes in senior management or other key employees;
•    significant new products or services;
•    significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
•    impending bankruptcy or other financial liquidity problems;
•    changes in legislation affecting a company’s business;
•    cybersecurity risks and incidents, including vulnerabilities and breaches;
•    extraordinary borrowings;
•    imminent or potential changes in the Company’s credit rating by a rating agency;
•    analyst upgrades or downgrades of a Company security;
•    offerings of Company securities; and
•    the gain or loss of a significant client.

20-20 Hindsight. Remember, if your transaction becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of perfect hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, directors, executive officers, other officers and employees must not pass the information on to others. Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.

When Information is Public. You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the United States Securities and Exchange Commission (the “SEC”), or, following its broad disclosure to the marketplace, material information that the marketplace has not had time to fully absorb. As a general rule, information should not be considered fully absorbed by the marketplace until the end of the second trading day after the information is released. Thus, if information is released on a Monday, trading should not take place until Thursday. However, if the information in question is contained in a regular quarterly earnings release and the release is issued prior to the opening of the market on a given day, trading may take place on the second trading day following the day of release. Thus, if information is released in a quarterly earnings release prior to the opening of the market on Monday, trading may take place beginning on Wednesday.

Transactions under Company Plans. Although this Policy does not generally apply to the exercise of employee stock options (other than cashless exercises as described below), it does apply to the sale of common stock received upon exercise. This Policy applies to the sale as part of a broker-assisted cashless exercise of a stock option and the market sale for the purpose of raising cash to fund the exercise of an option. This Policy also applies to the following elections under a 401(k) plan (if and when the Company makes Company securities an investment alternative under our 401(k) plan):

•    increasing or decreasing periodic contributions allocated to the purchase of Company securities;
•    intra-plan transfers of an existing balance in or out of Company securities;
•    borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and
•    pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.

Transactions by Related Parties. The same restrictions described in this Policy apply to your Related Parties. Directors, executive officers and other officers and employees are expected to be responsible for compliance with this Policy by their Related Parties.

Additional Prohibited Transactions

Only shares of Company stock owned by a Reporting Person (as defined below) in excess of the minimum ownership requirement under the Company’s Executive Stock Ownership Policy or Corporate Governance Guidelines may be pledged or otherwise used as security for a loan, provided that the Compensation Committee pre-approves the transaction in its sole discretion. This prohibition applies to shares that a Reporting Person owns directly (including joint ownership with the Reporting Person’s spouse) and any other shares whose ownership is attributed to the Reporting Person for purposes of the “beneficial ownership table” included in the Corporation’s annual proxy statement. In general, a Reporting Person is attributed with beneficial ownership if he or she has, or shares, either voting power or investment power over the shares. The prohibition applies, among other things, to the holding of Company shares in a margin account or any other account that could cause Company stock to be subject to a margin call or otherwise be available as collateral for a margin loan.

In addition, Reporting Persons are prohibited from engaging in hedging transactions involving Company shares or other Company securities. “Hedging” refers to any strategy to offset or reduce the risk of price fluctuations in Company shares or other Company securities or to protect, in whole or in part, against declines in the value of Company shares or other securities. The prohibition on hedging thus applies to all transactions in derivative securities based on Company stock such as other securities, including puts, calls, swaps and collar arrangements.

Unless advance approval is obtained from the General Counsel or his/her designee, Reporting Persons who purchase Company securities may not sell Company securities of the same class for at least six months after the purchase, or sell the Company’s securities short.

For purposes of this Policy, “Reporting Person” has the meaning set forth in Part IV below.

IV.    Blackout Periods – For Directors, Executive Officers and Certain Other Personnel with Access to our Results

In order to avoid any appearance that its directors, officers and other insiders are trading with an informational advantage, the Company has established the following “closed periods” in relation to the publication of its annual and quarterly results: (a) the period commencing 14 days prior to the end of each fiscal quarter (i.e., from March 18, June 17, September 17, and December 18 for each of the first, second, third and fourth fiscal quarters, respectively) and in each case ending on and including the second trading day after public announcement of the Company’s financial results for such quarter or fiscal year, as applicable; and (b) for directors and executive officers, to the extent and during the periods required by Section 306 of the Sarbanes-Oxley Act of 2002 or its implementing regulations. During these closed periods, the following persons and their Related Parties are prohibited from effecting transactions in securities of the Company:

•    directors and their secretaries and other assistants;
•    executive officers and their secretaries and other assistants;
•    employees in the accounting, finance, investor relations, information technology and legal departments;
•    members and permanent invitees of the Operating Committee, members and permanent invitees of the Executive Committee and all Vice President level 2 and Senior Vice President officers; and
•    certain other employees that the Company may designate from time to time as “Reporting Persons” because of their positions, responsibilities or their actual or potential access to material information.

All of the persons identified above are collectively referred to herein as “Reporting Persons”.

You should be aware that the closed periods described above may be modified by the Company at any time. In addition, the Company may from time-to-time determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the closed periods and, accordingly, may notify you of additional closed periods at any time. For example, a short closed period may be imposed shortly before issuance of interim earnings guidance. Those subject to closed period requirements will receive notice of any modification by the Company of the closed period policy or of any additional prohibition on trading during a non-closed period. Persons subject to the closed period restrictions who terminate their employment with the Company during a closed period will remain subject to the restrictions until the end of such period.

Unless otherwise approved by the General Counsel or his or her designee, all Reporting Persons must maintain any directly or indirectly owned brokerage accounts in which Company securities are held at Fidelity Investments, or such successor broker-dealer as the Company may engage.

V.    Pre-Clearance of Securities Trades

To provide assistance in preventing inadvertent violations of the law and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:

All transactions in securities of the Company by a Reporting Person (as defined in Part IV above) and their Related Parties must be pre-cleared with the Company’s General Counsel or his or her designee.

Persons subject to these restrictions should submit a Request to Trade Securities Form in the form attached hereto as Exhibit A to the General Counsel or his or her designee at least two business days in advance and may not affect any transaction subject to the pre-clearance request unless given clearance to do so, which clearance, if granted, will be valid only for three business days following the approval date. At the time of each submission of a Request to Trade Securities Form, Reporting Persons must make certain certifications regarding compliance with this policy and/or the Company’s Executive Stock Ownership Policy, as applicable. If a transaction for which clearance has been granted is not effected (i.e., the trade is not placed) within such three business day period, the transaction must again be pre-cleared.

To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-clearance will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.

Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.

VI.    10b5-1 Plans.

The SEC has adopted a safe harbor rule, Rule 10b5-1, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented and all of the procedural conditions of the Rule must be satisfied to avoid liability.

Rule 10b5-1 plans allow an insider to trade during blackout periods or while the insider has material nonpublic information by giving control to effect pre-planned transactions in securities of the Company to a third party. The insider must enter into a Rule 10b5-1 plan in good faith with respect to such plan, and may not exercise any subsequent influence over how, when or whether to effect transactions. In addition to other specified conditions, a Rule 10b5-1 plan would specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price and date) or would otherwise not permit the insider to exercise any subsequent influence over how, when or whether to effect the sales. Subject to certain limited exceptions, an insider may not have multiple, overlapping Rule 10b5-1 plans in effect and is limited to one “single-trade plan” (a plan designed to effect the open market purchase or sale of the total amount of securities subject to the plan as a single transaction). Further, directors and officers may not commence trading under a Rule 10b5-1 plan until the later of: (1) 90 days following the plan's adoption or modification; or (2) two business days following the disclosure in a periodic report of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but no more than 120 days following adoption or modification of the plan). Persons other than issuers, directors or officers must wait 30 days following adoption or modification of a Plan 10b5-1 Plan to commence trading under such plan. After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance at the time the plan is established, modified or terminated. Such plans or arrangements may not be established, modified or terminated without the approval of the Company’s General Counsel or his or her designee, and may only be established, modified or terminated during a non-closed period. Persons subject to the pre-clearance policy must submit such plans or arrangements in writing to the Company’s General Counsel or his or her designee for review and approval.

VII.    Additional Reporting Requirements

Section 16 of the Exchange Act generally requires directors, executive officers and certain other officers of the Company (the “Section 16 Insiders”) to disgorge to the Company any profit realized from any purchase and sale, or any sale and purchase, of equity securities of the Company within any 6 month period, irrespective of the intention of such Section 16 Insider when he or she entered into the transactions.

In addition, Section 16 of the Exchange Act also requires Section 16 Insiders to file an initial statement on Form 3 regarding their beneficial ownership of Company equity securities and, subject to certain exceptions, additional statements on Form 4 reflecting any changes in such beneficial ownership.

You should contact the Company’s General Counsel or another member of the Company’s legal department if you need to confirm whether you are a Section 16 Insider and to receive additional information with respect to your obligations as a Section 16 Insider.

VIII.    Assistance

Any person who has any questions about this Policy or about specific transactions may contact the Company’s General Counsel or his or her designee. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and ask before acting if you are unsure.
IX.    Effectiveness and Amendments

The Company reserves the right to amend, abrogate, modify, rescind/ reinstate the entire Policy or any part of it at any time.

EXHIBIT A

REQUEST TO TRADE SECURITIES FORM

(PLEASE PRINT CLEARLY)
Date Submitted:

MEMORANDUM TO:                 Legal Department

Request for Approval to Trade Securities

Name: _________ Telephone _________ Employee ID#_________
I request approval to execute the following securities transaction:

Type of Transaction (check one):
Purchase _________     Sale _________     Conversion _________
Other ____________     Explain: _____________________________
Securities to be traded:

Full Name of Issuer: _______________________________________________________________

Type of Security: ___________________________________________________________________

Number of shares
or principal amount: ________________________________________________________________

Most recent fungible transaction date (If not applicable, so state):
(If a sale transaction, most recent date(s) securities of the same class and amount were purchased; if a purchase transaction, most recent date(s) securities of the same class and amount were sold.)
__________________________________________________________________________________

Beneficial Ownership (If not applicable, so state):

Name of beneficial owner if other than yourself: __________________________________________________________

Relationship of beneficial owner to you: ________________________________________________________________

Certifications:
(For all Reporting Persons)
I hereby certify that, in making this request, I am in compliance with the Company’s Securities Trading Policy.

I further certify that I am not, and as of the date of the proposed transaction, will not be, in possession of any material nonpublic information concerning the Company. I additionally certify that I have undertaken training on the Company’s Securities Trading Policy in the preceding twelve months. I understand that, if granted, approval will be valid only for three (3) business days including the day of approval.

(Additional certification for all Reporting Persons subject to the minimum ownership requirement under the Executive Stock Ownership Policy)

I additionally certify that, I am, and following the proposed transaction described herein, will continue to be, in compliance with the requirements of the Executive Stock Ownership Policy.

Date: _________________                                    Signed: ___________________
________________________________________________________________________________________________________________________
For Committee Use Only

Date and Time Received _________________________________________________________________ by ________________________________
Assigned Control Number
Revised March 2021